AWBC – 2Q2004 Earnings

July 29, 2004

Exhibit 99

AMERICANWEST BANCORPORATION
CONTACT:	Wes Colley	President and CEO
	Tim Cassels	Chief Financial Officer
(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES SECOND QUARTER EARNINGS

Spokane, Washington - July 29, 2004 - AmericanWest Bancorporation (Nasdaq: AWBC)

AmericanWest Bancorporation today announced the financial results for the second quarter of 2004 and for 2004 year to date. Net income was $1.3 million for the three months ended June 30, 2004 compared to $3.6 million for the three months ended June 30, 2003, while diluted earnings per share were $0.12 compared to $0.34 for the three months ended June 30, 2003. For the six months ended June 30, 2004, net income was $4.8 million compared to $6.8 million for the first six months of 2003. Diluted earnings per share were $0.46 for the first six months of 2004 compared $0.65 in 2003.

During the three months ended June 30, 2004 the company recorded a $4.0 million, pre-tax, additional loan loss provision which AWBC originally announced on May 20, 2004 and a gain on the divestiture of a single branch in the amount of $621 thousand, pre-tax. On a pro forma basis without these two events, the net income for the three months ended June 30, 2004 was $3.5 million and $7.0 million for the six months ended June 30, 2004. Diluted earnings per share, on a pro forma basis, were $0.33 for the three months ended June 30, 2004 and $0.67 for the six months ended June 30, 2004.

“During the second quarter, we completed the previously-announced, additional charge off related to a single borrower. We are working to bring this relationship to a final resolution and we are continuing to focus on improving our credit performance,” said Wes Colley, President and Chief Executive Officer, “In addition, during the quarter we sold a branch that was in a remote location and opened our new downtown Spokane location, which we believe increases our strength in one of our major markets.”

LOAN GROWTH AND CREDIT QUALITY:

At June 30, 2004, the gross loans were $921.1 million, an increase of 11.8% compared to June 30, 2003, and an increase of 5.1% from December 31, 2003. The increases were mainly due to increases in commercial and industrial loans and agricultural loans. The loan portfolio consisted of 73% commercial and industrial loans and 15% agricultural loans at June 30, 2004. These classifications were 74% and 14%, respectively at December 31, 2003 and 70% and 16%, respectively at June 30, 2003. The commercial and industrial loan category includes commercial real estate.

AWBC – 2Q2004 Earnings

July 29, 2004

Total nonperforming loans were $8.9 million or 1.0% of total gross loans at June 30, 2004 compared to $12.5 million or 1.4% of total gross loans at December 31, 2003. At June 30, 2003, the total nonperforming loans were $13.6 million or 1.7% of total gross loans.

Allowance for loan losses was $14.0 million for June 30, 2004 and $12.5 million December 31, 2003 in comparison to $11.6 million at June 30, 2003. This constituted 1.52% and 1.42% of total gross loans at June 30, 2004 and December 31, 2003, respectively. At June 30, 2003, allowance for loan losses was 1.41% of total gross loans.

The Company’s nonperforming assets were $17.5 million or 1.61% of total assets at June 30, 2004 compared to $19.9 million or 1.95% at December 31, 2003 and $22.2 million or 2.32% at June 30, 2003.

DEPOSIT GROWTH:

At June 30, 2004, deposits were $858.0 million, up 6.6% from $804.8 million at June 30, 2003. At December 31, 2003 total deposits were $871.1 million. The increase from June 30, 2003 is due mainly to an increase in money market accounts offset by a decrease in time deposits, mainly in the $100,000 and over category. The cost of deposits has decreased to 1.60% for the six months ended June 30, 2004 as compared to 2.06% for the six months ended June 30, 2003.

NET INTEREST MARGIN:

Net interest margin decreased to 6.30% for the six months ended June 30, 2004 compared to 6.40% for the six months ended June 30, 2003.

Net interest income increased 9.7% to $15.2 million for the three months ended June 30, 2004 as compared to $13.9 million for the three months ended June 30, 2003. Net interest income for the six months ended June 30, 2004 and 2003 was $29.3 million and $26.9 million respectively. These increases were due mainly to an increase in earning assets at June 30, 2004 in comparison to June 30, 2003.

NONINTEREST INCOME AND EXPENSE:

Noninterest income was $2.7 million for the three months ended June 30, 2004, an increase from $1.6 million for the three months ended June 30, 2003. The six months ended June 30, 2004 resulted in $4.2 million in noninterest income in comparison to $3.1 million for the six months ended June 30, 2003. The results for the three months ended and six months ended June 30, 2004 include $621 thousand related to the divestiture of a branch and related deposits in Ione, Washington that contained approximately $15 million in deposits. The remainder of the increase for the three months and six months ended June 30, 2004 in comparison to 2003 relate to gains on sales of real estate owned, increases in the cash surrender value of bank owned life insurance and increases in fees and service charges.

Noninterest expense increased to $10.2 million for the three months ended June 30, 2004 from $8.8 million for the three months ended June 30, 2003. For the six months ended June 30, 2004, noninterest expense was $20.1 million compared to $17.5 million during the like period a year ago. The increase in noninterest expense was primarily due to increases in compensation expense and expenses related to foreclosed real estate and other foreclosed assets.

AWBC – 2Q2004 Earnings

July 29, 2004

INCOME TAXES:

Income tax expense for the six months ended June 30, 2004 has decreased as a percentage of income before income taxes to 27.8% compared to 35.2% for the six months ended June 30, 2003. There were 2 buildings placed into service during the quarter ended March 31, 2004, in which the Company had purchased historical rehabilitation tax credits. The Company has recognized these tax credits during the quarter ended March 31, 2004 causing the effective tax rate to decrease. Without the effect of the historical rehabilitation tax credits, the effective tax rate for the six months ended June 30, 2004 would have been 36.4%.

MISSION STATEMENT:

The mission of AmericanWest Bancorporation is to provide all employees with a positive environment in which to maximize their contributions to our success and attain their career goals; in order to be responsive to customer needs, and partner in helping individuals and businesses in our markets achieve their financial goals, in order to optimize long-term shareholder value and to provide a superior rate of return on shareholder investment.

AmericanWest Bancorporation is a community bank holding company with 44 offices located in Eastern Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

FORWARD LOOKING STATEMENTS:

This release contains certain forward-looking statements within the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements about the financial condition, results of operations, future financial targets and earnings outlook of the Company. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economy on small business loan demand in the Company’s market, loan delinquency rates, changes in portfolio composition, the bank’s ability to attract quality commercial business, interest rate movements and the impact on margins such movement may cause, changes in the demographic make-up of the Company’s market, fluctuation in demand for the Company’s products and services, the Company’s ability to attract and retain qualified people, regulatory changes, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Words such as “targets,” “expects,” “anticipates,” “believes,” other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify such forward-looking statements. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereto. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PSLRA’s safe harbor provisions.

AWBC – 2Q2004 Earnings

July 29, 2004

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	3 months ended			6 months ended
	Pro forma (2)			Pro forma (2)
	June 30, 2004	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2004	June 30, 2003
Statement of Income Data
Interest Income	$18,443	$18,443	$17,583	$35,749	$35,749	$34,367
Interest Expense	$3,230	$3,230	$3,713	$6,428	$6,428	$7,456
Net Interest Income	$15,213	$15,213	$13,870	$29,321	$29,321	$26,911
Provision for Loan Losses	$5,710	$1,710	$1,120	$6,710	$2,710	$1,986
Noninterest Income	$2,654	$2,033	$1,622	$4,193	$3,572	$3,067
Noninterest Expense	$10,176	$10,176	$8,814	$20,148	$20,148	$17,471
Income Before Income Tax	$1,981	$5,360	$5,558	$6,656	$10,035	$10,521
Income Tax	$713	$1,876	$1,955	$1,851	$3,014	$3,707
Net Income	$1,268	$3,484	$3,603	$4,805	$7,021	$6,814

	3 months ended			6 months ended
	Pro forma (2)			Pro forma (2)
	June 30, 2004	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2004	June 30, 2003
Share Data (1)
Basic earnings per share	$0.12	$0.34	$0.36	$0.47	$0.69	$0.68
Diluted earnings per share	$0.12	$0.33	$0.34	$0.46	$0.67	$0.65
Basic weighted average shares outstanding	10,205,436	10,205,436	10,084,905	10,168,811	10,168,811	9,993,800
Diluted weighted average shares outstanding	10,525,173	10,525,173	10,477,660	10,514,957	10,514,957	10,443,736

	6 months ended
	Pro forma (2)
	June 30, 2004	June 30, 2004	June 30, 2003
Financial Ratios, annualized
Return on average assets	0.93%	1.36%	1.47%
Return on average equity	9.68%	14.14%	16.21%
Efficiency ratio	60.12%	61.25%	58.28%
Noninterest expenses to average assets	3.92%	3.92%	3.40%
Net interest margin to average earning assets	6.30%	6.30%	6.40%

(1)	All per share figures have been adjusted for a 10% stock dividend paid February 20, 2004.
(2)	Pro forma amounts exclude a significant write-off of $4.0 million and a gain on the sale of a branch of approximately $621,000 which occurred during the quarter ended June 30, 2004.

AWBC – 2Q2004 Earnings

July 29, 2004

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	June 30, 2004	June 30, 2003	December 31, 2003
Statement of Condition Data
Securities	$76,482	$39,143	$40,726
Loans, gross	$921,099	$823,770	$876,390
Total assets	$1,086,051	$955,068	$1,023,907
Deposits	$857,955	$804,818	$871,125
Shareholders’ equity	$100,393	$88,704	$96,198

	June 30, 2004	June 30, 2003	December 31, 2003
Loan Portfolio
Commercial and industrial	$672,125	$579,672	$645,156
Agricultural	137,736	134,848	124,395
Real estate mortgage	37,805	42,650	38,075
Real estate construction	34,567	28,248	32,236
Installment	24,651	29,398	26,850
Bank cards and other	14,215	8,954	9,678

Total loans, gross	$921,099	$823,770	$876,390

Allowance for loan losses	(14,011)	(11,599)	(12,453)
Deferred loan fees, net of deferred costs	(170)	(276)	(219)

Total loans, net	$906,918	$811,895	$863,718

	June 30, 2004	June 30, 2003	December 31, 2003
Deposit Portfolio
Noninterest bearing demand deposits	$152,205	$131,847	$159,425
Interest bearing deposits:
NOW and savings accounts	451,543	337,628	399,726
Time, $100,000 and over	85,178	150,043	127,117
Other time	169,029	185,300	184,857

Total deposits	$857,955	$804,818	$871,125

	3 months ended		6 months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Allowance for loan losses:
Balance, beginning of period	$12,505	$10,873	$12,453	$10,272
Provision for loan losses	$5,710	$1,120	$6,710	$1,986
Net charge-offs	$(4,204)	$(394)	$(5,152)	$(659)

Balance, end of period	$14,011	$11,599	$14,011	$11,599

Allowance for loan loss to total loans	1.52%	1.41%	1.52%	1.41%

	June 30, 2004	June 30, 2003	December 31, 2003
Nonperforming assets:
Accruing loans over 90 days past due	$771	$1,089	$43
Nonaccrual loans	$8,137	$12,470	$12,485
Total nonperforming loans	$8,908	$13,559	$12,528
Foreclosed real estate and other foreclosed assets	$8,627	$8,619	$7,408
Total nonperforming assets	$17,535	$22,178	$19,936
Ratio of total nonperforming assets to total assets	1.61%	2.32%	1.95%
Ratio of total nonperforming loans to total gross loans	0.97%	1.65%	1.43%
Ratio of allowance for loan loss to nonperforming loans	157.29%	85.54%	99.40%